UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDSIGN INTERNATIONAL CORPORATION
(Name of small business issuer in its charter)

DELAWARE	8090	27-0868202
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

651 Okeechobee Boulevard Suite 1112 West Palm Beach, Florida 33401 (561) 304-8438	The Company Corporation 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 (302) 636-5440
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

With copies to:
Wani Iris Manly, Esq.
W. Manly, P.A.
10 SW South River Drive, Suite 1712
Miami, Florida  33130
Telephone:  (305) 408-9236

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock for sale by selling stockholders	5,074,392	$.40	$2,029,757	$144.72

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion dated November __, 2010

MEDSIGN INTERNATIONAL CORPORATION

5,074,392 Shares of Common Stock

This prospectus relates to periodic offers and sales of 5,074,392, shares of common stock by the selling stockholders.

We will not receive any proceeds from the sale of common stock by the selling stockholders.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling shareholder(s).

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, Medsign International Corporation. The summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Medsign International Corporation (the “Company” or “MIC”) is a development stage company. The Company was organized under the laws of the state of Delaware on May 29, 2009.  We formed our Company for the purpose of manufacturing and marketing the ActiveAlert personal emergency response system. The ActiveAlert is a home based device that when activated by a person during a medical emergency will dial an outbound telephone call to a 911 emergency dispatcher.  Our ActiveAlert products also include our Critical Health Information Profile subsystem (“CHIP”), our Advertising and Messaging Service (“AMSERV”), our Daily Companion Service (“DCS”) features and our one-touch prescription medication refill order service.  We intend to complete the development of these products and to begin marketing initially through hospital discharge units and private physician practices serving the elderly and disabled, retail stores and direct to consumer marketing channels. We intend to begin marketing our products in the U.S. under the brand name ActiveAlert. Our intended products, while not technically difficult to produce, must meet all regulatory requirements prior to being marketed. Moreover, there are a multitude of competitive products already in the market place.

Our principal executive offices are located at 651 Okeechobee Boulevard, Suite 1112, West Palm Beach, FL 33401 and our telephone number is: (561) 304-8438.

Our Financial Situation

Since inception of our Company, we have incurred only losses. Our auditors have indicated that there is substantial doubt regarding our ability to continue as a going concern. The opinion issued by our auditors reflects uncertainty regarding whether we have sufficient working capital available as of September 30, 2010 to enable the Company to continue operating as a going concern.

We will not be able to complete the development of our products or commence operations without additional financing.  We have no history of operating profits, we have limited funds and we will continue to incur operating losses in the foreseeable future.

In the event we are successful raising proceeds through the sale of our shares of common stock, we must become operational and generate profits.   If we cannot operate profitably, we may have to suspend or cease operations.  Our current funds will not sustain the Company’s operations for the next year.  In order to become profitable, we will need to generate revenues to offset our cost of sales and marketing, and general and administrative expenses.  If we do not become profitable, we will need to raise additional capital to sustain our operations.  However, we may be unable to secure additional financing on terms acceptable to us and we may not even be able to obtain any financing at all.  If our losses continue and we are unable to secure sufficient additional financing, we may ultimately fail as a business and any investment would be lost in its entirety.

Recent Developments

We are a development stage company that has just begun to commence our planned principal strategic operations and have no significant assets.  Our business plan was designed to create a viable business. We have filed this registration statement in an effort to become a fully reporting company with the Securities and Exchange Commission in order to enhance our ability to raise additional capital. Our operations to date have been devoted primarily to startup and development activities, which include the following:

1.   Formation of the Company;

2.   Development of MIC’s business plan

3.   Initial capitalization of the Company.

4.   Completion of ActiveAlert product design

5.   Development of ActiveAlert prototype

We have entered into an agreement with Unisen Ltd., a Chinese engineering and manufacturing company to complete the engineering of our ActiveAlert product, produce the prototype device and manufacture the product for distribution. Unisen has assumed a position as a major shareholder of the Company. Although Unisen has been in business for a number of years, there can be no assurance that they will continue operations and any cessation or significant diminishment of their operations would cause us to limit or even stop delivering products to customers and result in a materially adverse effect on our ability to generate revenues.

Medsign International is attempting to become fully operational.  In order to generate revenues, MIC must successfully address the following areas:

1.   Start Production of Primary Products:  In addition to Unisen, the Company must actively seek additional strategic relationships and alliances in the personal emergency response system (“PERS”) and retail pharmacy sectors.

2.   Develop and Implement a Marketing Plan:  In order to promote our Company and establish our public presence, we believe we will be required to develop and implement a comprehensive marketing plan to sell our PERS products. We also intend to seek additional acquisitions which complement our business plan.  We intend to market initially using multiple distribution channels.  Without any marketing campaign, we may be unable to generate interest in, or generate awareness of, our Company.

3.   Create Brand Awareness and Customer Loyalty:  We are a small, start-up company that has not generated any significant revenues and lacks a stable customer base.  It is critical that we begin to establish relationships with potential customers by promoting quality products and services and then delivering on a consistent basis.

Our Offering

This prospectus relates to the sale of a total of 5,074,392 shares of our common stock. Upon the effective date of this registration statement, up to 5,074,392 shares may be sold by the Selling Stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data

ASSETS	September 30, 2010
Cash	$309,208
Total Assets	$310,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$5,200
Total Current Liabilities	$5,200

STOCKHOLDERS’ EQUITY

Common stock: $0.001 par value, 75,000,000 shares authorized 31,065,351 shares issued and outstanding	31,066
Additional paid-in-capital	1,258,270
Accumulated Deficit	(983,928)

Total stockholders’ equity	305,408

Total liabilities and stockholders’ equity	$310,608

Statements of Operations Data
Inception on May 29, 2009 to September 30, 2010
Revenues	$-0-

Operating Expenses	$983,910

Earnings (Loss)	$(983,928)

Weighted average number of shares of common stock outstanding	25,243,817

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are a development stage company and we have no operating history upon which you can base an investment decision

Our Company was formed on May 29, 2009, and we have no operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern

Our auditor’s report on our December 31,2009 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Because our Officers may be unable or unwilling to loan or advance any capital to MIC, you may be investing in a company that may not have the funds necessary to continue to deploy its business strategies. See “December 31, 2009 Audited Financial Statements - Report of Independent Registered Public Accounting Firm.”

We have no customers to date; and may not develop sufficient customers to stay in business in the future

Medsign International has not sold any products, and may be unable to do so in the future. If the Company is unable to develop sufficient customers for its products, it will not generate enough revenue to sustain its business resulting in business failure and complete loss of any investment(s) made into the Company.

We are seeking additional financing to fund our product development and operations, and if we are unable to obtain funding when needed, our business would fail

We need additional capital to complete navigation of the regulatory issues we face, finance our Personal Emergency Response System (PERS) product manufacturing requirements, and to secure the means necessary to deliver our product to our customers at their location.  We will be required to fund operations through the sale of equity shares and will not be able to continue as a going concern if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we are unable to establish and maintain relationships with our targeted audience, we would not be able to continue with operations

We intend to establish relationships with those engaged in the medical industry through a multifaceted marketing plan designed to distribute our PERS products and services to specific target markets through third party hospital and private physician practice referrals, experienced sale representatives, pharmacy and medical supply retailers, direct-to-consumer marketing and similar distribution channels. There is intense competition for these relationships and we may not be able to attract and retain retailers’ or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would fail and any investment made into the Company would be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail

We are heavily dependent on the personal efforts and abilities of our Officers and Directors.  They have been and continue to expect to be able to commit full time to the development of MIC’s business plan in the next twelve months. The loss or unavailability of their services would have a materially adverse effect on our business prospects and potential earning capacity.  We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our products

There can be no guarantee that current demand for Personal Emergency Response System products will continue. There are several other companies currently marketing similar PERS products and if these companies are successful in developing a product like ours, ActiveAlert may become obsolete and undesirable in the marketplace. In such a scenario, our products may well no longer be salable to our prospective customers.

We will rely on others for production of our PERS products; any interruptions of these arrangements would disrupt our ability to fill customers’ orders and have a material impact on our ability to operate

We will be required to obtain our products by our manufacturing contract with Unisen Ltd and other contractors. Any increase in labor, equipment, or other production costs by Unisen or our other contractors could adversely affect our cost of sales. The manufacture of our product by third parties might result in unforeseen manufacturing and operations problems. If we are unable to meet manufacturing commitments, it will adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm the business.

Any significant increase in the cost or disruption in supply of the materials and components used to manufacture our products would have a material adverse effect on our cost of sales.

Our products’ creation depends on a readily available supply of parts and materials.  Should these components become unavailable or, if their price rises to levels making it impossible to manufacture our product for sale at reasonable costs, our business could suffer and become unsustainable.

RISKS RELATED TO OUR COMMON STOCK

We are controlled by current officers, directors and principal stockholders

Our officers and directors and principal founding stockholders beneficially own approximately 68% of the outstanding shares of our common stock. So long as our officers and directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering, you will experience immediate and substantial dilution

The $0.40 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for Medsign International common stock, but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:

•	The ability to complete the development of MIC in order to provide the PERS products to the public;

•	The ability to generate revenues from sales;

•	The ability to generate brand recognition of the MIC products and services and acceptance by consumers;

•	Increased competition from competitors who offer competing products; and

•	MIC financial condition and results of operations.

While Medsign International expects to apply for listing on the OTC bulletin board (OTCBB), we may not be approved, and even if approved, we may not be approved for trading on the OTCBB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTC Bulletin Board, we may not be approved to trade on the OTCBB, and we may not meet the requirements for listing on the OTCBB.  If we do not meet the requirements of the OTCBB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling stockholders could cause our stock price to decline

We cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Stockholders named herein of our common stock in the public market, or the perception that sales by the Selling Stockholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We have limited financial resources at present, and proceeds from the offering may not be used to fully develop its business

Medsign International has limited financial resources at present; as of September 30, 2010, it had $309,208 of cash on hand. If it is unable to develop its business plan, it may be required to divert certain proceeds from the sale of MIC stock to general administrative functions. If MIC is required to divert some or all of proceeds from the sale of stock to areas that do not advance the business plan, it could adversely affect its ability to continue by restricting the Company’s ability to become listed on the OTCBB; advertise and promote the Company and its products; travel to develop new marketing, business and customer relationships; and retaining and/or compensating professional advisors.

These risk factors, individually or occurring together, would likely have a substantially negative effect on MIC business and would likely cause it to fail.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $0.40 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “Selling Stockholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the Selling Stockholder can presently estimate the amount of such compensation.

The Selling Stockholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the Selling Stockholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the Selling Stockholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each Selling Stockholder that in the event of a “distribution” of the shares owned by the Selling Stockholder, such Selling Stockholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC. We expect such expenses related to the issuance and distribution of the shares of common stock offered by us and the Selling Stockholders to be approximately $10,000.

The Company is registering for offer and sale by the holders thereof 5,074,392 of common stock held by such shareholders. All the Selling Stockholders’ shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a Selling Stockholder. Shares owned by the founding principals will not be included in this registration.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Kevin Varrasse	500,000	1.68%	500,000	-	*
Pink Pig Development LLC	260,870.87%		260,870	-	*
Francis Dimaio	217,391.73%		217,391	-	*
Joseph T. Simone	200,000.67%		200,000	-	*
Francis Cherry	200,000.67%		200,000		*
Kheim Minh Tran	200,000.67%		200,000		*
Quang Ha	173,913.58%		173,913	-	*
Peter Scuderi	121,739.41%		121,739		*
Tom Milberry	100,000.34%		100,000	-	*
Roy Maiwurm	100,000.34%		100,000	-	*
Ronald LaRocque	100,000.34%		100,000	-	*
Richard P. Greene	100,000.34%		100,000	-	*
Ray Maiwurm	100,000.34%		100,000	-	*
Philip Desmarais	100,000.34%		100,000	-	*
John M. Dorsey & Mary E. Dorsey	100,000.34%		100,000	-	*
Jack T. Krauser	100,000.34%		100,000	-	*
Eugene Conroy	100,000.34%		100,000	-	*
David Webster	100,000.34%		100,000	-	*
Daniel Jittu	100,000.34%		100,000	-	*
Daniel C. Dorsey	100,000.34%		100,000	-	*
Martin Uniacke	100,000.17%		50,000	-	*
Nhat Nguyen	86,957.29%		86,957	-	*
Geoffrey Varrasse	86,957.29%		86,957	-	*
Joseph & Ann Rupp	55,000.18%		55,000	-	*
Paul & Susan Moen Living Trust	50,000.17%		50,000	-	*
Keith Dobbins	50,000.17%		50,000	-	*
Michael J. & Nancy W. Verruto	50,000.17%	50,000	-	*
Ralph & Barbara Pisani	50,000.17%	50,000	-	*
Harold J. Fletcher	50,000.17%	50,000	-	*
Michael N. Verruto	50,000.17%	50,000	-	*
Dwight Austin Van Horn	50,000.17%	50,000	-	*
Margarita White	50,000.17%	50,000	-	*
ICOR Resources, LLC	50,000.17%	50,000	-	*
George F. Van Horn	44,000.15%	44,000	-	*
Thomas Palermo	44,000.15%	44,000	-	*

Phi V. Tran	44,000.15%	44,000	-	*
Michelle Nguyen & Pierre D. Tran	44,000.15%	44,000	-	*
Mario Iscovich	44,000.15%	44,000	-	*
Dustin Nguyen	44,000.15%	44,000	-	*
Margaret Dubosky	30,435.10%	30,435	-	*
Shing K. Chan	30,000.10%	30,000	-	*
Teresa G. Haynes	28,000.09%	28,000	-	*
Ronald Grantland	26,087.09%	26,087	-	*
Anthony Tibbrine	26,087.09%	26,087	-	*
Robert Mercer	25,000.08%	25,000	-	*
John H. Verruto	25,000.08%	25,000	-	*
John & Claire Bush	25,000.08%	25,000	-	*
Vincent J. Verruto	25,000.08%	25,000	-	*
John & Mary Jo McBride	25,000.08%	25,000	-	*
Claire T. Verruto	25,000.08%	25,000	-	*
Miles J. Verruto	25,000.08%	25,000	-	*
Anthony J. Verruto	25,000.08%	25,000	-	*
J. Nicholas Verruto	25,000.08%	25,000	-	*
Meagan Jones	25,000.08%	25,000	-	*
Samantha McBride	25,000.08%	25,000	-	*
Ashlyn Rose Verruto	25,000.08%	25,000	-	*
Alyssa Nicole Verruto	25,000.08%	25,000	-	*
Robert Leppo	25,000.08%	25,000	-	*
Paul S. Lipschutz	25,000.08%	25,000	-	*
William White	22,000.07%	22,000	-	*
Lam T. Ha	22,000.07%	22,000	-	*
Julio Guerra & Socorro Enriquez	22,000.07%	22,000	-	*
John Heffner	22,000.07%	22,000	-	*
James Kochick	22,000.07%	22,000	-	*
George Celotti	22,000.07%	22,000	-	*
Emil D’Andrea	22,000.07%	22,000	-	*
Diane Kain	22,000.07%	22,000	-	*
Cindy Vezina Notaro	22,000.07%	22,000	-	*
Arthur Killum	22,000.07%	22,000	-	*
Geoff Grantland	21,739.07%	21,739	-	*
Eric Tallarico	21,739.07%	21.739	-	*
David Koslowsky	21,739.07%	21,739	-	*
Daryn Ogilvie	21,739.07%	21,739	-	*
Steve Watson	20,000.06%	20,000	-	*
Theresa Ebinger	20,000.06%	20,000	-	*
Albert Sinisi	10,000.03%	10,000	-	*
Triumph Small Cap Fund, Inc.	10,000.03%	10,000	-	*
Peter Banner	6,250.02%	6,250	-	*
Robert T. Mercer	6,250.02%	6,250	-	*
Denis Carratala	5,000.02%	5,000	-	*
Katherine MaKinney	5,000.02%	5,000	-	*
Victor and Jo DiCecco	5,000.02%	5,000	-	*
Andy Fickman	5,000.02%	5,000	-	*
Kathy Conroy	5,000.02%	5,000	-	*
Dennis Conroy	5,000.02%	5,000	-	*
Tim Conroy	5,000.02%	5,000	-	*

Stephen Conroy	5,000.02%		5,000	-	*
Chris Conroy	5,000.02%		5,000	-	*
Sharon Conroy	5,000.02%		5,000	-	*
Thomas Conroy, Sr.	5,000.02%		5,000	-	*
William Martens	2,500.01%		2,500	-	*
John Golleher	2,500.01%		2,500	-	*
Abe Brown	1,500.01%		1,500	-	*
Lou Scarpelli	1,000.00%		1,000	-	*
TOTAL	5,074,392	17%	5,074,392
*	Less than one percent (1%).
(1)	Assumes current issued and outstanding shares – 31,065,351 common shares

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 31,065,351 shares of our common stock issued and outstanding as of September 30, 2010. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 75,000,000 shares of common stock, par value $.001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of Medsign International stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of MIC’s directors.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Delaware corporate law, our articles of incorporation and our bylaws. Certain provisions of the Delaware Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Delaware law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

ClearTrust, LLC, 17961 Hunting Bow Circle, Suite 102, Lutz, Florida 33558, telephone 813-235-4490.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of W. Manly, P.A., of Miami, Florida, an independent legal counsel, has provided an opinion and consent on the validity of Medsign International’ issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by David A. Aronson, CPA, P.A., 1000 NE 176 Street, North Miami, FL 33162 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding MIC’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

Medsign International Corporation (the “Company” or “MIC”) is a development stage company. The Company was organized under the laws of the state of Delaware on May 29, 2009.

MIC has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, MIC has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. MIC is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan, product or purpose.

Since our inception, we have been engaged in business planning activities, including researching the industry, identifying target markets for our PERS products, establishing the functional and design specifications for our ActiveAlert PERS product, identifying and contracting for the development of product prototypes and the subsequent manufacturing of ActiveAlert, developing our economic models and financial forecasts, performing due diligence regarding potential geographic locations most suitable for establishing our offices and identifying future sources of capital.

Currently, MIC has three officers and directors who have assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. We have contracted the development of our PERS product to Unisen Ltd. who has taken a significant equity position in MIC and have engaged consultants to support certain engineering activities and the product development efforts of our Unisen partner. Other than the Officers/Directors, there are no employees at the present time.  We do anticipate hiring employees when the need arises.

MIC currently has no intention to engage in a merger or acquisition with an unidentified company.  We may pursue strategic acquisitions that complement our current business model within the medical alert industry which may allow us to expand our activities and capabilities and advance our production.

MIC’s fiscal year end is December 31.

Business of Issuer

We formed our Company for the purpose of manufacturing and marketing the ActiveAlert personal emergency response system (PERS). The ActiveAlert is a home based device that when activated by a person during a medical emergency will dial an outbound telephone call to a 911 emergency dispatcher.  Our ActiveAlert system also includes our Critical Health Information Profile subsystem (“CHIP”) and our Advertising and Messaging Service (“AMSERV”) and our Daily Companion Service (“DCS”).  We intend to complete the development of these products and to begin marketing initially through hospital discharge units and private physician practices serving the elderly and disabled and through direct response (DR) TV advertising. We also plan to distribute our products through established retail chains. We intend to begin marketing our products in the U.S. under the brand name ActiveAlert. Our intended products, while not technically difficult to produce, must meet all regulatory requirements prior to being marketed. Moreover, there are a multitude of competitive products already in the market place.

Industry Background

During the 1970’s when the PERS industry emerged, two important features that are in use today did not yet exist.  Digital phone technology with Caller Identification and 911 emergency dispatch services were not available and therefore could not be used by PERS companies during this earlier era. In the absence of these capabilities, hospitals and other health care facilities operating an emergency response service were left with only a call center option to complete a person’s emergency call for help. During this period, the industry was primarily an equipment business selling personal help buttons, communicators and monitoring platforms to community hospitals and other health care providers operating Personal Emergency Response Services for their patients. These health care providers managed their own sales and marketing activities, purchased the monitoring equipment from the manufacturer and performed all monitoring and administrative tasks.

During the 1990’s, spending cutbacks and increased administrative costs, coupled with reduced Medicare and Medicaid reimbursement for hospital services generally, resulted in the inability of many hospitals and health care providers to efficiently manage the growing demand of their PERS programs. This trend created impetus among many hospitals and health care providers to seek outsourced PERS monitoring services. In order to keep pace with this trend, third party companies desiring to become PERS providers were required to make capital expenditures to support these new responsibilities, including establishing centralized call center monitoring facilities, developing sales, marketing and subscriber service infrastructure, and supporting the purchase, installation, refurbishing and maintenance of PERS equipment.

Several of these outsourced companies proceeded to develop into fully formed consumer products entities with their own manufacturing, support services and importantly, direct marketing programs selling their branded PERS products to senior citizens through TV and other media advertising. LifeAlert is an example of this movement of PERS from a hospital provided service to a direct-to-consumer, branded product environment.

Our Product

Although we are a newly formed start-up company, we have filed three provisional product patents that are pending and are planning to file additional patents. There is no assurance that any of the filed patents will be successfully issued or that any other patents the Company may file will be issued. In preparation for manufacturing, we have contracted with Unisen Ltd., an offshore engineering and manufacturing company, for the development of a prototype device including our CHIP, DCS and AMSERV functionality however there can be no assurance that they will be successful in development of the prototype or that any such prototype will perform in accordance with planned specifications.

We call our new PERS product ActiveAlert. We made our ActiveAlert product different from the traditional PERS products in the market by adding our Critical Health Information Profile subsystem (CHIP) and our Advertising and Messaging Service (AMSERV) Daily Companion Service (DCS) features. ActiveAlert is a simple, user friendly, plug and play device whose computer capabilities and functions are protected and can only be accessed via the MedSign central web server. ActiveAlert’s computer-based emergency response system employs a built in 7 inch LCD touch screen coupled with a built in video camera, high quality speaker and microphone.

Features

When activated by the user in an emergency situation, ActiveAlert calls 911 direct and connects the customer directly to a 911 emergency dispatcher circumventing the traditional call center step used in other PERS services. We believe this protocol may get help on the way to the ailing consumer sooner. It is widely recognized that in cases of a medical crisis, it is imperative to get to emergency assistance as soon as possible. According to the American Journal of Medicine:

“Each year, about 1.1 million Americans suffer a heart attack.  About 460,000 of those attacks are fatal.  About half of those deaths occur within 1-2 hours of the start of the symptoms and before the person reaches the hospital”.

There are no monthly fees with ActiveAlert. Since ActiveAlert calls 911 directly and does not utilize expensive call centers to intercept our customers’ calls as is the case in the majority of existing PERS installations, we do not require a monthly monitoring fee from our customers. The primary providers of PERS services in the market today charge monthly recurring fees ranging from $24.95 to $39.95 per month. We believe that our “no monthly fee” pricing model will serve to make PERS protection available to a larger portion of the senior citizen population, a community that is frequently subject to financial constraints and typically living on a fixed income basis.

ActiveAlert employs a patent pending, on-board Critical Health Information Profile subsystem we call CHIP. Our CHIP feature stores the critical health information for up to four persons resident at the installation location. Through CHIP, important heath information is made immediately available to emergency responders directly from the ActiveAlert touch screen LCD or on our integrated, detachable USB memory stick. In this manner, EMTs can have instant access to accurate and easily transferable health data right at the point of crisis. Our CHIP health data is organized in accordance with the HL7 Health Information protocol, a database configuration that is widely utilized by health care institutions and providers and is moving to become the standard database protocol across all health care providers worldwide. HL7 assures the easy integration of the CHIP data into a hospital or healthcare provider’s IT platform.

“Reliable, accurate information is critical early in an EMS response.  MedSign’s system of providing this valuable information will help us in saving lives.”  Robert Engler, R.B. Fire Chief and Paramedic

Because user data is stored locally on the user’s ActiveAlert device, our CHIP feature enables users or their caregivers to add and edit vital personal and health information through the Medsign web based server and be directly passed to the end user’s ActiveAlert device leaving the Internet to be used only as a communication path between the user’s computer and the ActiveAlert unit.  This decentralized data storage mode increases overall personal security of an individual’s medical information in comparison to a centralized database.

“Having personal medical information during a time of crisis is critical to increasing the survivability rate of the patient”  Andrew Lesser, MD Los Angeles Emergency Medicine Specialist

Our ActiveAlert PERS includes our patent pending Advertising & Messaging Service called AMSERV. Utilizing our LCD touch screen home base unit and high fidelity audio, our ActiveAlert AMSERV feature will be able to deliver certain audio and video messaging according to the customer’s preferences. These may include messages from a pharmacy such as prescription refill-due notifications and prescription refill ready alerts and one-touch prescription refill ordering through participating pharmacies. Additionally, customers may elect to have daily reminders to take their medicines at certain times of the day to help overcome forgetfulness commonly associated with the elderly, thus maintaining better continuity with their medication regimens.  We also plan to support special promotional offers or advertising for products specific to this senior citizen market through AMSERV.

Along with these notices, alerts, and reminder features AMSERV’S DCS suite is intended to provide a mechanism for family, friends and loved ones to send electronic greetings such as e-cards recognizing birthdays, anniversaries, religious holidays and other special occasions such as Valentine’s Day and Mother’s Day. Other useful friendly information such as today’s weather forecast, trivia question of the day, word of the day and this day in history are also planned to be available as well as inspirational and motivational messages from civic or religious organizations. These “senior friendly” items will provide both entertaining and stimulating daily activities for elderly users that may serve to improve their mental and emotional wellbeing making Active Alert a senior’s Daily Companion.

Highlights

The combination of ActiveAlert’s direct access to emergency 911, in conjunction with the availability of a person’s Critical Health Information Profile at the crucial point of need, plus our Daily Companion and Advertising and Messaging Service allows us to deliver many benefits to the senior citizen target market:

•	Peace of mind knowing that emergency help is only a push button away if needed.
•	Immediate access to Critical Health Information Profile for emergency responders enhancing the opportunity for successful medical attention.
•	Affordability with our no monthly monitoring fee business model
•	Increased ability to live independently.
•	Greater affinity with local pharmacy on prescription related notifications and reminders.
•	Greater adherence to prescription medication regimens.
•	Increased personal security and reduced anxiety of being alone.
•	Increased connectivity to the outside world through AMSERV”S Daily Companion.
•	The daily reassurance from personal and inspirational messages.

Manufacturing

Upon completion of the final ActiveAlert prototype, we have contracted and outsourced manufacturing to Unisen Ltd., an off shore engineering and manufacturing entity.  Unisen has taken a large stock position in the Company as part of its compensation for the development and manufacturing of our ActiveAlert product. Although we have identified and contracted with this manufacturing source, there is no assurance that they will be able to produce our products at required costs and quantities which would have a material adverse effect on our financial projections and may cause us to not achieve our planned profitability.

The Market
The principal market for our ActiveAlert products is found among the community of senior citizens in the USA, a market that is growing at a rapid pace. According to the US Census Bureau, there were 36.3 million people 65 and over in the United States on July 1, 2004. Increasingly, we are becoming a nation of elders. Currently, 1 in every 8 individuals in the US is over age 65 and 77 million baby boomers will begin to “come of age” in 2010 creating a virtual tidal wave of older persons entering the senior citizen space. By 2030, 1 in every 4 individuals will be over age 65.This phenomenal growth trend is expected to continue with the 65+ population in the United States projected to grow at a rate twice that of the general population in the period from 2000 to 2010. By 2030, 1 in every 4 individuals will be over age 65.

Market Strategy

The Company’s strategic marketing plan is based on utilizing multiple distribution channels to get our MedSign ActiveAlert product to market. Our market strategy is designed to penetrate our target markets through several sales channels concurrently.  These include the following channel strategies:

•
Hospital Discharge Offices - Hospital Discharge is an existing channel for other PERS providers and is planned to be an important source of revenue for the Company. We plan to access this distribution channel using an in house sales force similar to the Pharmaceutical Industry sales rep model.

•
Home Nursing Services – This channel has the potential to become a major component in our revenue plan. Home health care services are an excellent referral source for PERS products. We plan to cultivate this channel through promotional and educational on-site and media oriented programs stressing the economic advantage our PERS offers to financially challenged senior citizens, a fact that we expect will be important to home health care providers.

•	Physician Group Practices – We will be targeting this revenue opportunity simultaneously with hospital discharge utilizing the same sales force.

•
Pharmacy Chains (Joint Venture/Strategic Partnership) – We believe MedSign’s CHIP and AMSERV components can be useful tools for creating customer loyalty among pharmacy chain customers. AMSERV’s prescription notification messaging capability, along with its advertising medium are expected to enhance a pharmacy chain’s ability to capture and hold customer loyalty. We believe that we may derive incremental revenues through our one-touch prescription medication refill ordering feature in conjunction with participating pharmacies. We plan to pursue various national and regional pharmacy chains for joint venture or strategic relationships as soon as our prototype product is completed however we cannot guarantee that we will be successful in negotiating such relationships which would have a material adverse effect on our ability to achieve our revenue and profit projections.

•
Direct Response Advertising - MedSign’s direct response marketing focus will be through short-form infomercial spots in market-rich zones, and product sales via the QVC/HSN television networks. Direct response advertising has proven to be a successful method of marketing PERS type devices for other companies, and will complement all other sales efforts by providing television advertising visibility and product and brand awareness.

•
Independent Retail Medical Supply Stores - Independent medical supply stores specialize in wheelchairs, walkers, canes, support hose and a wide variety of elderly medical products and offer a wider range of specialty products compared to national drug store chains.

•
Private Label MLM Partnerships - MedSign ActiveAlert PERS is suitable for sale by reputable Multi Level Marketing (MLM) organizations. Companies like Shaklee Vitamins and Quixtar (Amway Global) focus in large part on health and beauty products reaching many consumers via their Multi Level Marketing model.

•
Internet Direct Sales - We anticipate generating web sales through word of mouth and physician referrals, in addition to the public awareness created via our Direct Response TV advertising and print media.

•
Retirement Communities - We plan to advertise and make sales calls to assisted living and retirement facilities through the owners and developers of these communities many of whom are not-for-profit religious and secular organizations that we expect to be receptive to the low cost, financial advantage that our product gives their residents compared to our competitors.

•
  Foreign Licensing - Application of the MedSign ActiveAlert system may be adapted in several international markets that currently utilize a 911 or similar emergency help system. The international marketplace has the potential to produce incremental sales for the Company.

•
Cell Phone/PDA Application - Upon completion and integration of our ActiveAlert with GPS functionality, we plan to license this new proprietary application along with our CHIP and AMSERV software and processes to wireless phone manufacturer(s) for implementation of our wireless emergency response model.

Each of these individual sales channels represents important sales potential for the Company but there can be no assurance of our ability to raise sufficient capital to finance all or any of these marketing strategies in which case we may be forced to curtail operations or seek alternate means of marketing our products and services.

Competition

Generally, two classes of companies exist in the PERS industry; national entities such as LifeLine, AMAC and LifeAlert that are PERS specific companies and local/regional alarm companies offering PERS as an ancillary product to their core business. The largest numbers of our competitors are the local/regional alarm companies whose fundamental business is offering commercial and residential customers active security alarming services protecting against fire, theft, carbon monoxide poisoning and similar threats. Their basic product configuration and operating infrastructure consists of on-site/in-home sensing devices backed-up by manned 24 hour monitoring call centers, providing a natural platform for adaptation into the PERS market. Currently, competitive offerings are generally very similar to each other and include an in-home base-calling unit and one or more types of wireless devices for remote activation of the calling unit. In addition to the in-home hardware components, the standard operating model for most of our competitors includes a 24/7 manned call center monitoring facility to intercept emergency calls from subscribers and relay the request for help to 911 emergency responder(s). Importantly, the high operating expense associated with this monitoring facility is the underlying reason for the monthly pricing schematic imposed on consumers by the competition. Our competitors charge recurring monthly monitoring fees ranging from $24.95 to $39.95 per month often in addition to set-up or equipment purchase charges ranging from $99.00 to $196.00. We believe that this pricing structure has seriously inhibited the achievement of traditional consumer product market penetration with cost-conscious seniors wary of spending up to $480 each year for the rest of their lives for monitoring services.

Employees

Other than our officers and directors and certain consultants, there are no employees of the Company. MIC may be required to hire an attorney on a consultant basis to navigate permit and licensing requirements, but otherwise, MIC’s Officers and Directors intend to do whatever work is necessary to bring the Company to the point of earning revenues from the sale of our products or further acquisitions. All operational functions such as customer service representatives (CSR), telemarketing (DR), warehousing and fulfillment are planned to be outsourced. Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.

Board Committees

MIC has not yet implemented any board committees as of the date of this Prospectus.

Directors

There is no maximum number of directors MIC is authorized to have. However, in no event may MIC have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such person.

DESCRIPTION OF PROPERTY

MIC’s corporate office is located at 651 Okeechobee Boulevard, Suite 1112, West Palm Beach, FL 33401 and our telephone number is 561-304-8438.  This office space is leased for one year at a monthly cost of $500.00.  There are currently no proposed programs for the renovation, improvement or development of the facilities currently used.

MIC management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  MIC does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  MIC’s officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a development stage company, incorporated on May 29, 2009 and have not started operations or generated or realized any revenues from our business operations. We plan to enter into the personal medical alert industry.  See “Description of Business” contained herein.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company.

Our Officers and Directors are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through private placement capital. As of September 30, 2010 we had $309,208 cash on hand.  We had total cash expenses of $251,292 which were related to start-up costs.

To date, the Company has not fully implemented its planned principal operations or strategic business plan.  MIC is attempting to secure sufficient monetary assets to increase operations. MIC cannot assure any investor that it will be able to enter into sufficient business operations adequate enough to insure continued operations.

Our intended plan of operations is to start initial manufacturing of our ActiveAlert product and implement the necessary sales and marketing support to begin generating revenue.  If MIC does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  MIC cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

MIC management may incur limited research and development costs within the next twelve months (12) to provide additional products and features to the ActiveAlert PERS product family.

MIC currently does not own any significant plant or equipment that it would seek to sell in the near future.

MIC management anticipates hiring employees over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officers and directors appear sufficient at this time.

The Company has not paid for expenses on behalf of any directors.  Additionally, MIC believes that this policy shall not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future, however, may entertain strategic acquisitions in the personal medical alert sector which complement its business plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to MIC who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name of beneficial owner	Amount of Beneficial ownership	Percent of class
Common Stock	Thomas Conroy	10,000,000 shares	32.1%

Common Stock	Michael Varrasse	8,000,000 shares	25.7%

Common Stock	Philip A. Verruto	3,203,000 shares	10.4%

Common Stock	Unisen Ltd.	3,544,109 shares	11.4%

The percent of class is based on 31,065,351 shares of common stock issued and outstanding as of the date of this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

MIC does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas Conroy, CTO	2009	.00	.00	.00	.00	.00	.00	.00	.00
Michael Varrasse, COO	2009	.00	.00	.00	.00	.00	.00	.00	.00
Phillip A. Verruto, CEO	2009	.00	.00	.00	.00	.00	.00	.00	.00

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date bonuses shares have been granted to management for achievement of certain goals in the initial phase of establishing the Company’s operation and organization. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Because we are still in the development stage, our directors are not receiving any compensation other than reimbursement for expenses incurred during their duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees; however, we intend to enter into employment agreements with our key executives, Thomas Conroy, Michael Varrasse and Philip A. Verruto and other members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of September 30, 2010 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Thomas Conroy	56	Chief Technology Officer, Secretary, Director	Inception
Michael Varrasse	51	Chief Operating Officer, Director	Inception
Philip A. Verruto	70	Chief Executive Officer, Chief Financial Officer, Director	Inception

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Thomas Conroy
Mr. Conroy, the inventor of ActiveAlert has more than twenty years in the high technology arena.   Mr. Conroy served as a military officer for the Secretary of the Air Force’s Office of Special Projects where he developed state-of-the-art systems for the classified national defense space program.  Upon retiring from the service, he continued using his expertise in the motion picture industry where he designed and implemented complex video matrix-based networks and graphic elements for numerous feature film productions.  Mr. Conroy consults for several organizations including a major Army project for the Institute of Creative Technologies and on the digital production development project for USC’s Entertainment Technology Center.

Michael Varrasse
Mr. Varrasse is an independent business and marketing consultant with diverse experience in the structuring and financing of start up, small cap public, and private companies. From 1993 to 1995 Mr. Varrasse participated in the financing and production of several music and television projects that include two Musical Shows that aired on PBS. During this period Varrasse was a founding investor in Tel-America Media inc., currently a $75 million Media and Infomercial company in Philadelphia, Pa.  From 1996 to 2001 he was a consultant for three boutique venture capital firms where he restructured more than 20 business plans and helped raise money for companies seeking financing. From 2002 to 2004 he worked as a research analyst for an offshore Hedge Fund. In 2005 he successfully raised financing for Collectible Concepts Group, Inc. of Doylestown, PA, a licensed college and professional sports team memorabilia company. In 2005 and 2006 he worked for McNeill Designs, a start up board game company in Wilmington, DE were he helped develop business and marketing plans, and raised capital for the company. Mr. Varrasse maintains many valuable relationships in the Venture Capital, Infomercial, and Media Industries.

Philip A. Verruto
Mr. Verruto brings significant high-level management experience to MedSign International. Formerly Chief Executive and Chairman of DataStream Global Communications, an international long distance telecommunications provider with operations in North America, South America, Europe and the Middle East, Mr. Verruto was credited with building the company from a start-up in 1996 to a $40 million revenue-run rate by 1999. Under his leadership, DataStream raised more than $40 million in capital. Mr. Verruto also served as president of ICT Response, a division of the ICT Group, Inc. and was formerly vice president of sales for Decision Data Computer Corporation and Standard & Poor’s.

Board Committees

MIC has not yet implemented any board committees as of the date of this prospectus.

Significant Employees

MIC has no significant employees other than the officers and directors described above, whose time and efforts are being provided to Medsign International without compensation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  MIC and its management make no representation about the present or future value of MIC’s common stock.

As of the date of this prospectus, there are Warrants which are exercisable into 1,250,000 shares of our common stock.  There are no other outstanding options or warrants to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement and the 1,250,000 Warrants, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document we have approximately 31,065,351 shares of common stock outstanding held by 212 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of MIC must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

•	The Officer and Director;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
•	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is David A, Aronson, C.P.A., P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

MEDSIGN INTERNATIONAL CORPORATION

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Medsign International Corporation

We have audited the accompanying balance sheet of Medsign International Corporation, (A Development Stage Company) as of December 31, 2009, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2009, and for the period from inception (May 29, 2009) to December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medsign International Corporation (A Development Stage Company) as of December 31, 2009, and results of its operations and its cash flows for the year then ended, and for the period from inception (May 29, 2009) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered a loss from operations and is in the development stage.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to this matter are also discussed in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.
-------------------------------------
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
September 26, 2010

Medsign International Corporation
(A Development Stage Company)
Balance Sheet
December 31, 2009

ASSETS

2009

Current Assets
Cash	$74,803

Total Assets	$74,803

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$16,171
Total Liabilities	16,171

Stockholders' Equity
Common stock, $0.001 par value; 75,000,000 shares authorized;
25,095,522 shares issued and outstanding	25,096
Additional paid in capital	170,999
Accumulated deficit during development stage	(137,463)
Total Stockholders' Equity	58,632

Total Liabilities and Stockholders' Equity	$74,803

Medsign International Corporation
(A Development Stage Company)
Statements of Operations
For the Year Ended December 31, 2009 and for the Period
From May 29, 2009 (Inception) to December 31, 2009

	From May 29, 2009 (Inception) to December 31, 2009	2009
Revenue	$-	$-
Cost of goods sold	-	-
Gross income	-	-

Expenses:
General and administrative expenses	62,463	62,463
Development costs	75,000	75,000
	137,463	137,463

Net Loss Available to Common Shareholders	$(137,463)	$(137,463)

Loss per common share - Basic and fully
diluted		$(0.01)

Weighted average number of shares
outstanding - Basic and fully diluted		20,793,671

Medsign International Corporation
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from May 29, 2009 (Inception) to December 31, 2009

			Additional Paid-in Capital	Accumulated Deficit During the Development Stage

	Common Stock				Total
	Shares	Amount
Issuance of founders shares - May 29, 2009	10,000,000	$10,000	$-	$-	$10,000
Common stock issued for services at $0.001
per share	10,000,000	10,000	-	-	10,000
Common stock issued for services at $0.001
per share	2,625,000	2,625	-	-	2,625
Common stock issued for services at $0.001
per share	510,000	510	-	-	510
Common stock issued for cash at $0.01
per share	500,000	500	4,500	-	5,000
Common stock issued for cash at $0.115
per share	1,460,522	1,461	166,499	-	167,960
Net loss - December 31, 2009	-	-	-	(137,463)	(137,463)
Balance at December 31, 2009	25,095,522	$25,096	$170,999	$(137,463)	$58,632

Medsign International Corporation
(A Development Stage Company)
Statements of Cash Flows
For the Year Ended December 31, 2009 and for the Period
From May 29, 2009 (Inception) to December 31, 2009

	From May 29, 2009 (Inception) to December 31, 2009	2009
Cash flows from operating activities:
Net loss	$(137,463)	$(137,463)
Adjustments to reconcile net loss to
net cash used in operating activities:
Stock issued for services	23,135	23,135
Changes in Assets and Liabilities:
Increase in accounts payable and accrued expenses	16,171	16,171
Net cash used in operating activities	(98,157)	(98,157)

Cash flows from financing activities:
Proceeds from sales of common stock	172,960	172,960
Net cash provided by financing activities	172,960	172,960

Net increase in cash	74,803	74,803
Cash - beginning of period	-	-
Cash - end of period	$74,803	$74,803

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Medsign International Corporation
(A Development Stage Company)
Notes To Financial Statements
December 31, 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Medsign International Corporation (the “Company” or "MIC") was incorporated in the state of Delaware in May 2009.  MIC was formed for the purpose of manufacturing and marketing a home-based personal emergency response system that, when activated, will initiate an outbound telephone call to a 911 emergency dispatcher during a medical emergency.

The Company is considered to be in the development stage, and the accompanying financial statements, represent those of a development stage enterprise.

Revenue Recognition
In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time the product is delivered or services are performed.  Provision for sales returns will be estimated based on the Company's historical return experience.  Revenue will be presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturities of those instruments.

Net Loss Per Common Share
Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period.  Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock.  There were no common stock equivalents at December 31, 2009.

Medsign International Corporation
(A Development Stage Company)
Notes To Financial Statements
December 31, 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Segment Information

The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity.  The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Recent Accounting Pronouncements

In September 2009, Accounting Standards Codification ("ASC") became the source of authoritative GAAP recognized by the Financial Accounting Standards Board ("FASB") for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for registrants.

Medsign International Corporation
(A Development Stage Company)
Notes To Financial Statements
December 31, 2009

NOTE 2 – STOCKHOLDERS' EQUITY

The Company has authorized 75,000,000 shares of common stock with a par value of $0.001 per share. At December 31, 2009, 25,095,522 shares of common stock were issued and outstanding.

In May 2009 10,000,000 shares of common stock were issued to the founders at $0.001 per share for services provided to the Company.

In July 2009 the Company issued 10,000,000 shares of common stock at $0.001 per share for services provided to the Company.

In August 2009 the Company issued 2,625,000 shares of common stock at $0.001 per share for services provided to the Company.

In August 2009 the Company issued 500,000 shares of common stock at $0.01 per share for services provided to the Company.

In August 2009 the Company sold 1,460,522 shares of common stock at $0.115 per share for cash.

NOTE 3 - INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the year ended December 31, 2009. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate	34%
Effect of operating losses	(34)%
0%

As of December 31, 2009, the Company has a net operating loss carry forward of approximately $113,000.  This loss will be available to offset future taxable income. If not used, this carry forward will expire through 2029. The deferred tax asset of approximately $27,000 relating to the operating loss carry forward has been fully reserved at December 31, 2009. The increase in the valuation allowance related to the deferred tax asset was approximately $27,000 during 2009. The principal difference between the operating loss for income tax purposes and reporting purposes results from the issuance of common shares for services.

Medsign International Corporation
(A Development Stage Company)
Notes To Financial Statements
December 31, 2009

NOTE 4 - GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced significant losses from operations aggregating approximately $137,000 since inception.  In addition, the Company Has no significant revenue generating operations.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates.

The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to establish a revenue base.

Failure to secure such financing or to raise additional equity capital and to establish a revenue base may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 5 - SUBSEQUENT EVENTS

In September 2009, the Company's Board of Directors approved a Private Placement to sell up to 2,173,913 shares of common stock at $0.115 per share, or $250,000.  At December 31, 2009 the Company had sold 1,460,522 shares for approximately $168,000.  In January 2010, the Company sold the remaining shares in the Private Placement.

In January 2010, and as a result of the Private Placement being oversubscribed,  the Company's Board of Directors amended the Private Placement and increased the number of shares to be sold to 2,617,392 shares.  By the end of February 2010 the additional 443,479 were sold at $0.115 per share.

In July 2010, the Company's Board of Directors approved a Private Placement to sell up to 1,750,000 shares at $0.40 per share, or $700,000. At September 26, 2010 the Company had sold 536,250 shares.

MEDSIGN INTERNATIONAL CORPORATION

FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
AND FOR THE PERIOD
FROM MAY 29, 2009 (INCEPTION) TO SEPTEMBER 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Medsign International Corporation

We have reviewed the accompanying balance sheet of  Medsign International Corporation (A Development Stage Company)  as of  September 30, 2010, and the related statements of income, stockholders’ equity and income, and cash flows for the three-month and nine-month periods ended  September 30, 2010. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to this matter are also discussed in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.
-------------------------------------
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
October 12, 2010

Medsign International Corporation
(A Development Stage Company)
Condensed Balance Sheets
September 30, 2010 and December 31, 2009

ASSETS

	September 30, 2010	December 31, 2009
	(Unaudited)
Current Assets:
Cash	$309,208	$74,803
Total current assets	309,208	74,803

Security deposits	1,400	-

	$310,608	$74,803

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$5,200	$16,171
Total current liabilities	5,200	16,171

Stockholders' Equity:
Common stock, $0.001 par value; 75,000,000 shares authorized,
31,065,351 and 25,095,522 shares issued and outstanding, respectively	31,066	25,096
Additional paid in capital	1,258,270	170,999
Deficit accumulated during development stage	(983,928)	(137,463)
	305,408	58,632

	$310,608	$74,803

Medsign International Corporation
(A Development Stage Company)
Condensed Statements of Operations
For the Nine Months Ended September 30, 2010 and 2009, and for the Period
From May 29, 2009 (Inception) to September 30, 2010
(Unaudited)

	From May 29, 2009 (Inception) to September 30, 2010	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2010	2009	2010	2009

Revenue	$-	$-	$-	$-	$-
Cost of goods sold	141	-	-	141	-
Gross income	(141)	-	-	(141)	-

Expenses:
General and administrative expenses	392,009	257,071	15,507	329,546	25,507
Development costs	591,901	77,228	-	516,901	-
	983,910	334,299	15,507	846,447	25,507

Net (loss) before other income and expenses	(984,051)	(334,299)	(15,507)	(846,588)	(25,507)

Other income and expenses
Interest income	123	43	-	123	-
	123	43	-	123	-

Net (loss)	$(983,928)	$(334,256)	$(15,507)	$(846,465)	$(25,507)

(Loss) per common share - Basic and fully
diluted	$(0.04)	$(0.01)	$(0.00)	$(0.03)	$(0.00)

Weighted average number of shares
outstanding - Basic and fully diluted	25,243,817	30,135,590	20,252,029	28,767,657	17,627,510

Medsign International Corporation
(A Development Stage Company)
Condensed Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2009, and for the Period
From May 29, 2009 (Inception) to September 30, 2010

	From May 29, 2009 (Inception) to September 30, 2010	For the Nine Months Ended September 30,
		2010	2009

Cash flows from operating activities:
Net (loss)	$(983,928)	$(846,465)	$(25,507)
Adjustments to reconcile net (loss) to
net cash (used by) operating activities:
Warrant based consulting expense	16,078	16,078	-
Security deposits	(1,400)	(1,400)	-
Accounts payable and accrued expenses	5,200	(10,971)	5,500
Stock issued for services	712,758	689,623	23,135
Net cash used in operating activities	(251,292)	(153,135)	3,128

Cash flows from financing activities:
Proceeds from sale of common stock	560,500	387,540	12,500
Net cash provided by financing activities	560,500	387,540	12,500

Net increase in cash	309,208	234,405	15,628
Cash - January 1	-	74,803	-
Cash - September 30	$309,208	$309,208	$15,628

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Medsign International Corporation
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from May 29, 2009 (Inception) to September 30, 2010
(Unaudited)

			Additional Paid in Capital	Accumulated Deficit During Development Stage	Total

	Common Stock
	Shares	Amount
Balance forward	26,302,392	$26,303	$308,582	$(137,463)	$197,422
Common stock issued for services at $0.115
per share	3,544,109	3,544	404,029	-	407,573
Common stock warrants vested	-	-	4,028	-	4,028
Common stock warrants vested	-	-	6,025	-	6,025
Common stock issued for cash at $0.40
per share	76,250	76	30,424	-	30,500
Common stock issued for services at $0.40
per share	150,000	150	59,850	-	60,000
Common stock issued for cash at $0.40
per share	95,000	95	37,905	-	38,000
Common stock issued for cash at $0.40
per share	465,000	465	185,535	-	186,000
Common stock issued for services at $0.50
per share	432,600	433	215,867	-	216,300
Common stock warrants vested	-	-	6,025	-	6,025
Net loss	-	-	-	(846,465)	(846,465)
Balance - September 30, 2010	31,065,351	$31,066	$1,258,270	$(983,928)	$305,408

Medsign International Corporation
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Medsign International Corporation ("MIC" or the "Company") was incorporated in Delaware in May 2009.   The Company is in the development stage and intends to focus its operations on the manufacture and marketing a home-based personal emergency response system that, when activated, will initiate an outbound telephone call to a 911 emergency dispatcher during a medical emergency.

Basis of Presentation
The accompanying unaudited financial statements of MIC have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information.  Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such principles and regulations of the Securities and Exchange Commission for Form 10-Q.  All adjustments, consisting of normal recurring adjustments, have been made which, in the opinion of management, are necessary for a fair presentation of the results of interim periods.  The results of operations for such interim periods are not necessarily indicative of the results that may be expected for a full year because of, among other things, seasonality factors in the retail business.  The unaudited financial statements contained herein should be read in conjunction with the audited financial statements and notes thereto  for the fiscal year ended December 31, 2009.

The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements.  For further information, refer to the financial statements and notes thereto for the fiscal year ended December 31, 2009.

Net Income (Loss) Per Common Share
The Company calculates net income (loss) per share based on the authoritative guidance.  Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding.  During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti-dilutive.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Medsign International Corporation
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment Information
The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes
Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation
The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Recent Pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06 - "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements".  This standard amends the disclosure guidance with respect to fair value measurements for both interim and annual reporting periods.  Specifically, this standard requires new disclosures for significant transfers of assets or liabilities between Level 1 and Level 2 in the fair value hierarchy, separate disclosures for purchases, sales, issuance and settlements of Level 3 fair value items on a gross, rather than net basis, and more robust disclosure of the valuation techniques and inputs used to measure Level 2 and Level 3 assets and liabilities.  MIC adopted the provisions of this guidance, as of January 1, 2010, with no material impact to the financial statements.

Medsign International Corporation
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

Note 2. STOCKHOLDERS' EQUITY

The Company has authorized 75,000,000 shares of common stock with a par value of $0.001 per share. At December 31, 2009, 25,095,522 shares of common stock were issued and outstanding.

In May 2009 10,000,000 shares of common stock were issued to the founders at $0.001 per share for services provided to the Company.

In July 2009 the Company issued 10,000,000 shares of common stock at $0.001 per share for services provided to the Company.

In August 2009 the Company issued 2,625,000 shares of common stock at $0.001 per share for services provided to the Company.

In August 2009 the Company issued 500,000 shares of common stock at $0.01 per share for services provided to the Company.

In August 2009 the Company sold 1,460,522 shares of common stock at $0.115 per share for cash.

In January 2010 the Company sold 812,670 shares of commons stock at $0.115 per share for cash.

In January 2010 the Company issued 1,000,000 warrants to purchase one share of common stock per warrant at an exercise price of $0.115 per share. The warrants expire in December 2014.

In February 2010 the Company sold 394,000 shares of commons stock at $0.115 per share for cash.

In February 2010 the Company issued 170,000 warrants to purchase one share of common stock per warrant at an exercise price of $0.115 per share. The warrants expire in February 2015.

In March 2010 the Company issued 3,544,109 shares of common stock at $0.115 per share for services provided to the Company.

In April 2010 the Company issued 80,000 warrants to purchase one share of common stock per warrant at an exercise price of $0.80 per share. The warrants expire in March 2015.

Medsign International Corporation
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

Note 2. STOCKHOLDERS' EQUITY (continued)

In July 2010 the Company issued 76,250 shares of common stock at $0.40 per share for services provided to the Company.

In July 2010 the Company sold 150,000 shares of common stock at $0.40 per share for cash.

In August 2010 the Company sold 95,000 shares of common stock at $0.40 per share for cash.

In September 2010 the Company sold 465,000 shares of common stock at $0.40 per share for cash.

In September 2010 the Company issued 432,600 shares of common stock at $0.50 per share for services provided to the Company.

The following table summarizes the continuity of the Company's stock purchase warrants:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance at May 29, 2009	-	$-	-
Issued	-	-	-
Exercised	-	-	-
Exercised/canceled	-	-	-

Balance at December 31, 2009	-	-	-

Issued	1,250,000	0.14	4.375
Exercised	-	-	-
Exercised/canceled	-	-	-

Balance at September 30, 2010	1,250,000	$0.14	4.375

Medsign International Corporation
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

Note 3. WARRANTS

In January 2010, the Company granted warrants to purchase a total of 1,000,000 shares of the Company's common stock to a consultant.  The options carry an exercise price of $0.115 per share, vest over  a period of five years and expire in December 2015.  The fair value of the options granted was estimated at the date of grant using the Black-Scholes option-pricing method and the weighted average fair value of stock options granted was $0.0537.  During the three and nine months ended September 30, 2010, the Company recorded stock-based compensation of $2,685 and $8,055, respectively, as a general and administrative expense in connection with these options.

In February 2010, the Company granted warrants to purchase a total of 170,000 shares of the Company's common stock to a consultant.  The options carry an exercise price of $0.115 per share, vest over  a period of five years and expire in February 2015.  The fair value of the options granted was estimated at the date of grant using the Black-Scholes option-pricing method and the weighted average fair value of stock options granted was $0.0537.  During the three and nine months ended September 30, 2010, the Company recorded stock-based compensation of $2,685 and $6,713, respectively, as a general and administrative expense in connection with these options.

In April 2010, the Company granted warrants to purchase a total of 80,000 shares of the Company's common stock to a consultant.  The options carry an exercise price of $0.50 per share, vest over  a period of five years and expire in March 2015.  The fair value of the options granted was estimated at the date of grant using the Black-Scholes option-pricing method and the weighted average fair value of stock options granted was $0.0131.  During the three and nine months ended September 30, 2010, the Company recorded stock-based compensation of $655 and $1,310, respectively, as a general and administrative expense in connection with these options.

The weighted average assumptions used are as follows:

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	3%	3%	3%	3%
Expected volatility	50%	50%	50%	50%
Expected option life (in years)	5.00	5.00	5.00	5.00

Medsign International Corporation
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

Note 4. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

As of September 30, 2010, the Company had a net operating loss carryforward of approximately $944,000.  This loss will be available to offset future taxable income.  If not used, this carryforward loss will expire in 2030. The deferred tax asset relating to the operating loss carryforward has been fully reserved at September 30, 2010.  The principal difference between the operating loss for income tax purposes and reporting purposes results from the issuance of common shares for services.

Income tax provision at the federal
statutory rate	34%
Effect of operating losses	(34)%
0%

Note 5. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature.  For the period from inception to September 30, 2010, the Company incurred a net loss of approximately $984,000. In addition, the Company has no significant assets or revenue generating operations.

The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing financing and implementing its business plan.  In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Medsign International Corporation Bylaws provide for the indemnification of a present or former director or officer.  MIC indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Delaware law also provides for discretionary indemnification for each person who serves as or at MIC request as an officer or director.  MIC may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, MIC best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Delaware Law

Pursuant to the provisions of Delaware Statutes Section 607.0850, MIC shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by MIC in connection with the sale of the common stock being registered. MIC has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$15,000
SEC Electronic Filing	$1,500
Printing	$1,000
Transfer Agent	$1,500
Total	$19,000

RECENT SALES OF UNREGISTERED SECURITIES

During the past year, Medsign International issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 3,753,642 shares of its common stock in private transactions for total consideration of $560,500 and 27,311,709 shares were issued to various individuals for services rendered. The Company believes that the issuance was exempt from registration pursuant to Regulation D and Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering or otherwise exempt.

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed on May 29, 2009
3.2	By-laws adopted on May 29, 2009
4.1	Specimen Common Stock Certificate
5.1	Opinion of W. Manly, P.A.
23.1	Consent of David A. Aronson, CPA, P.A.
23.2	Consent of W. Manly, P.A. (see exhibit 5.1)

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (iv)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of _________________ State of Florida on _____________, 2010.

Medsign International Corporation

By:	/s/ Philip A. Verruto
Philip A. Verruto
CEO, CFO and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on ________________, 2010:

Signature	Title

/s/ Philip A. Verruto	Principal Executive Officer
Philip A. Verruto	and Principal Financial Officer

/s/ Thomas Conroy	Chief Technology Officer,
Thomas Conroy	Secretary, Director

/s/ Michael Varrasse	Chief Operating Officer,
Michael Varrasse	Director

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.